[SECRETARY  OF  STATE  OF  THE
STATE  OF  NEVADA
FILESTAMP]

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                            (After issuance of Stock)

                        KENNETH C. GARCIA, INC. #13937-94
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                               Name of Corporation

     I, the undersigned, Godfrey Comrie, President or Vice President, and Aida Carrasquillo, Secretary or Assistant Secretary, of KENNETH C. GARCIA, INC. do hereby certify:

     That the Board of Directors of said corporation at a meeting duly convened, held on the 19th day of September, 1997 adopted a resolution to amend the original articles as follows:

     Article  Three  is  hereby  amended  to  read  as  follows:

CAPITAL STOCK. The amount of the total authorized capital stock of this corporation is 50,000,000 shares with par value of $0.001 each. Each share of stock shall have one (1) vote. Such stock may be issued form time to time with out action by the shareholders for such consideration as may be fixed from time to time by the Board of Directors, and share so issued, the full consideration for which has been paid or delivered, shall be deemed the full paid up stock, and the holder of such shares shall not be liable for any futher payment thereof. Such stock shall not be subject to assessment to pay the debts of the corporation, and no paid-up stock and no stock issued as fully paid, shall ever be assessed as assesable by the Corporation.

     The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 25,000; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

     /s/  Godfrey  Comrie
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President

[NOTARY  SEAL]